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                                                                    EXHIBIT 99.7

                    [LETTERHEAD OF BEAR, STEARNS & CO. INC.]

     We hereby consent to the use of our fairness opinion letter dated
February 2, 2003 to the Board of Directors of 3TEC Energy Corporation ("3TEC"), included as Annex D to this Joint Proxy Statement/Prospectus which forms part of the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission with respect to the proposed merger transaction involving 3TEC and Plains Exploration & Production Company, and to the references to such opinion, the analysis conducted by us and the use of our name in such Joint Proxy Statement/Prospectus under the headings "SUMMARY -- Opinions of Financial Advisors", "THE MERGER -- Background of the Merger", "THE MERGER -- Reasons for the Merger -- 3TEC" and "THE MERGER -- Opinions of 3TEC's Financial Advisors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    BEAR, STEARNS & CO. INC.

                                    By:  /s/ Stephen Straty
                                       --------------------------------------
                                         Stephen Straty
                                         Senior Managing Director

February 12, 2003